UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☐
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Insteel Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

January 15, 2008
Dear Shareholder:
You are cordially invited to attend the 2008 Annual Meeting of Shareholders of Insteel Industries, Inc. to be held Tuesday, February 19, 2008 at 10:00 a.m. Eastern Time. The meeting will take place at the Cross Creek Country Club, 1129 Greenhill Road, Mount Airy, North Carolina.
The attached proxy statement and formal notice of the meeting describe the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to use this opportunity to take part in the Company’s affairs by voting on the matters described in the proxy statement. At the meeting, we will also discuss our operations, 2007 financial results and our plans for the future. Our Directors and management team will be available to answer any questions you may have. We hope that you will be able to attend.
Your vote is important to us. Whether you plan to attend the meeting or not, please complete the enclosed proxy card and return it as promptly as possible. If you attend the meeting, you may elect to have your shares voted as instructed in the proxy or you may withdraw your proxy at the meeting and vote your shares in person. If you hold shares in “street name” and would like to vote at the meeting, you should follow the instructions provided in the proxy statement.
Thank you for your continued support and interest in Insteel Industries.
Sincerely,
Howard O. Woltz, Jr.
Chairman of the Board
H.O. Woltz III
Chief Executive Officer

INSTEEL INDUSTRIES, INC.
1373 Boggs Drive
Mount Airy, North Carolina 27030
(336) 786-2141

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Tuesday, February 19, 2008
Time:	10:00 a.m., Eastern Time

Place:	Cross Creek Country Club
1129 Greenhill Road
Mount Airy, North Carolina 27030
Dear Shareholder:
     At our Annual Meeting, we will ask you to:
1.	Elect three directors, each for three-year terms, as set forth in the accompanying Proxy Statement; and

2.	Transact such other business, if any, as may properly be brought before the meeting or any adjournment thereof.
     Only shareholders of record at the close of business on December 17, 2007 are entitled to vote at the Annual Meeting.
     If you do not plan to attend the meeting and vote your common stock in person, please mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope according to the instructions printed on the card.
     Any proxy may be revoked at any time prior to its exercise by delivery of a later-dated proxy or by properly voting in person at the Annual Meeting.
     Enclosed is a copy of our Annual Report for the year ended September 29, 2007, which reports financial and other information regarding our business.
By Order of the Board of Directors
James F. Petelle
Secretary
Mount Airy, North Carolina
January 15, 2008

Delivery of Notice of a Proposal	35
The Company’s Bylaws	35

EXPENSES OF SOLICITATION	35

ANNUAL REPORT AND FINANCIAL STATEMENTS	35

January 15, 2008
INSTEEL INDUSTRIES, INC.
1373 Boggs Drive
Mount Airy, North Carolina 27030
(336) 786-2141

PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting of Shareholders to be held on Tuesday, February 19, 2008 at 10:00 a.m., Eastern Time, and at any adjournments or postponements of the Annual Meeting. The meeting will take place at the Cross Creek Country Club, 1129 Greenhill Road, Mount Airy, North Carolina. This proxy statement, accompanying proxy card and the 2007 Annual Report, which includes our financial statements, are first being mailed to our shareholders on or about January 15, 2008.
     This proxy statement summarizes certain information you should consider before you vote at the Annual Meeting. However, you do not need to attend the Annual Meeting to vote your shares. If you do not expect to attend or prefer to vote by proxy, you may follow the voting instructions on the enclosed proxy card. In this proxy statement, Insteel Industries, Inc. is generally referred to as “we,” “our,” “Insteel Industries,” “Insteel” or “the Company.”
     The attached proxy card indicates the number of shares of Insteel Industries common stock that you own as of the record date. In this proxy statement, outstanding Insteel Industries common stock (no par value) is sometimes referred to as the “Shares.”
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
Why am I receiving this proxy statement and proxy card?
     You are receiving a proxy statement and proxy card from us because you owned common stock of Insteel Industries at the close of business on the December 17, 2007 record date for the 2008 Annual Meeting. This proxy statement describes matters on which we would like you, as a shareholder, to vote. It also gives you information on these matters so that you can make an informed decision.
     When you sign and return the proxy card, you appoint Howard O. Woltz, Jr. and H.O. Woltz III, and each of them individually, as your representatives at the meeting. Messrs. Woltz, Jr. and Woltz III will vote your Shares at the meeting as you have instructed them. This way, your Shares will be voted regardless of whether you attend the Annual Meeting. Even if you plan to attend the meeting, it is a good idea to complete, sign and return the enclosed proxy card in advance of the meeting just in case your plans change. Returning the proxy card will not affect your right to attend or vote at the Annual Meeting.
     If a matter comes up for vote at the Annual Meeting that is not described in this proxy statement or listed on the proxy card, Messrs. Woltz, Jr. and Woltz III will vote your Shares, under your proxy, in their discretion. As of the date of this proxy statement, we do not expect that any matters other than those described in this proxy statement will be voted upon at the Annual Meeting.

What is being voted on at the Annual Meeting?
     At the Annual Meeting, shareholders entitled to vote will be asked to act upon the following matters as set forth in the accompanying notice of meeting:
•	the election of three directors, each for three-year terms as discussed herein; and

•	any other matters that may properly come before the meeting or any adjournment or postponement thereof.
Who is entitled to vote?
     All holders of record of our Shares at the close of business on December 17, 2007 are entitled to receive notice of the Annual Meeting and to vote the Shares held by them on the record date. Each outstanding Share entitles its holder to cast one vote for each matter to be voted upon.
May I attend the meeting?
     All holders of record of our Shares at the close of business on the record date, or their designated proxies, are entitled to attend the Annual Meeting.
What constitutes a quorum in order to hold and transact business at the meeting?
     Consistent with state law and our bylaws, the presence, in person or by proxy, of holders of at least a majority of the total number of Shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. As of the record date, there were 18,095,190 Shares outstanding and entitled to vote at the Annual Meeting. Once a Share is represented for any purpose at a meeting, it is deemed present for quorum purposes for the remainder of the meeting and any adjournment thereof; unless a new record date is or must be set for the adjournment. Shares held of record by Shareholders or their nominees who do not vote by proxy or attend the Annual Meeting in person will not be considered present or represented at the Annual Meeting and will not be counted in determining the presence of a quorum. Signed proxies that withhold authority or reflect abstentions or “broker non-votes” will be counted for purposes of determining whether a quorum is present. “Broker non-votes” are proxies received from brokerage firms or other nominees holding Shares on behalf of their clients who have not been given specific voting instructions from their clients with respect to non-routine matters, or proxies that are otherwise not voted by the brokerage firm or other nominee on routine matters. See “Will my Shares be voted if I do not sign and/or return my proxy card?”
How do I vote?
     Voting by Holders of Shares Registered in the Name of a Brokerage Firm, Bank or Other Nominee. If your Shares are held by a brokerage firm, bank or other nominee (i.e., in “street name”), you should receive directions from your nominee that you must follow in order to have your Shares voted. “Street name” shareholders who wish to vote in person at the meeting will need to obtain a proxy form from the brokerage firm or other nominee that holds their common stock of record.
     Voting by Holders of Shares Registered Directly in the Name of the Shareholder. If you hold your Shares in your own name as a holder of record, you may vote in person at the Annual Meeting or instruct the proxy holders named in the enclosed proxy card how to vote your Shares by mailing your completed proxy card in the postage-paid envelope that we have provided to you. Please make certain that you mark, sign and date your proxy card prior to mailing. All valid proxies received and not revoked prior to the Annual Meeting will be voted in accordance with instructions.
What are the Board’s recommendations?
     If no instructions are indicated on your valid proxy, the representatives holding proxies will vote in accordance with the recommendations of the Board of Directors. The Board of Directors recommends a vote:
     FOR the election of the three director nominees, each for three-year terms as set forth herein.
Will other matters be voted on at the Annual Meeting?
     We are not aware of any matters to be presented at the Annual Meeting other than those described in this proxy statement. If any other matters not described in the proxy statement are properly presented at the meeting, proxies will be voted at their discretion in accordance with the best judgment of your proxy holders.
Can I revoke or change my proxy instructions?
     You may revoke or change your proxy at any time before it has been exercised by:
•	notifying our Secretary at 1373 Boggs Drive, Mount Airy, North Carolina 27030 in writing before the Annual Meeting that you have revoked your proxy;

•	delivering a later dated proxy to our Secretary prior to or at the Annual Meeting; or

•	appearing in person and voting by ballot at the Annual Meeting.
     Any shareholder of record as of the record date attending the Annual Meeting may vote in person whether or not a proxy has been previously given, but the presence of a shareholder at the Annual Meeting without further action will not constitute revocation of a previously given proxy.
What vote is required to approve the election of Directors?
     The election of Directors will be determined by a plurality of the votes cast at the Annual Meeting if a quorum is present. Shareholders do not have cumulative voting rights in connection with the election of Directors. This means that the three nominees receiving the highest number of “FOR” votes will be elected as Directors. Withheld votes and broker non-votes, if any, are not treated as votes cast, and therefore will have no effect on the proposal to elect Directors.
Will my Shares be voted if I do not sign and/or return my proxy card?
     If your Shares are held in “street name” and you fail to give instructions as to how you want your Shares voted (a “non-vote”), the brokerage firm, bank or other nominee who holds Shares on your behalf may, in certain circumstances, vote the Shares in their discretion. However, such brokerage firm, bank or other nominee is not required to vote the Shares and may choose to enter a “broker non-vote.”
     With respect to “routine” matters, such as the election of Directors, a brokerage firm or other nominee has authority (but is not required) under the rules governing self-regulatory organizations (the “SRO rules”), including the NASDAQ Global Select Market (“Nasdaq”), to vote its clients’ Shares if the clients do not provide instructions. When a brokerage firm or other nominee votes its clients’ Shares on routine matters without receiving voting instructions, these Shares are counted both for establishing a quorum to conduct business at the meeting and in determining the number of Shares voted FOR, WITHHELD FROM or AGAINST such routine matters.
     With respect to “non-routine” matters, a brokerage firm or other nominee is not permitted under the SRO rules to vote its clients’ Shares if the clients do not provide instructions. The brokerage firm or other nominee will so note on the vote card, and this constitutes a “broker non-vote.” “Broker non-votes” will be counted for purposes of establishing a quorum to conduct business at the meeting but not for determining the number of Shares voted FOR, AGAINST or abstaining from such non-routine matters.
     In summary, if you do not vote your proxy, your brokerage firm or other nominee may either:
•	vote your Shares on routine matters and cast a “broker non-vote” on non-routine matters; or

•	leave your Shares unvoted altogether.
     We encourage you to provide instructions to your brokerage firm or other nominee by voting your proxy. This action ensures that your Shares will be voted at the meeting.
What other information should I review before voting?
     Our 2007 Annual Report, including financial statements for the fiscal year ended September 29, 2007, is included in the mailing with this proxy statement. The Annual Report, however, is not part of the proxy solicitation material. A copy of our Annual Report filed with the Securities and Exchange Commission (the “SEC”) on Form 10-K, including the financial statements and financial statement schedules, may be obtained without charge by:
•	writing to our Secretary at: 1373 Boggs Drive, Mount Airy, North Carolina 27030;

•	accessing the EDGAR database at the SEC’s website www.sec.gov;

•	accessing our website at www.investor.insteel.com; or

•	contacting the SEC by telephone at (800) SEC-0330.
     The contents of our website are not and shall not be deemed to be a part of this proxy statement.
Where can I find the voting results of the meeting?
     We will announce preliminary voting results at the Annual Meeting. We will publish the final results in our quarterly report on Form 10-Q for the second quarter of fiscal 2008. A copy of this quarterly report may be obtained without charge by any of the means outlined above for obtaining a copy of the Annual Report on Form 10-K.
What is Householding?
     The SEC rules allow for householding, which is the delivery of a single proxy statement and Annual Report to an address shared by two or more of our shareholders. A single copy of the Annual Report and the proxy statement will be sent to multiple shareholders who share the same address unless we have received contrary instructions from one or more of the shareholders.

     If you prefer to receive a separate copy of the proxy statement or the Annual Report, please write to Investor Relations, Insteel Industries, Inc., 1373 Boggs Drive, Mount Airy, North Carolina 27030; or telephone our Investor Relations Department at (336) 786-2141, and we will promptly send you separate copies. If you are currently receiving multiple copies of the proxy statement and Annual Report at your address and would prefer to receive only a single copy of each, you may contact us at the address or telephone number provided above.
CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS
The Board of Directors
     The Board of Directors is currently comprised of eight members. Our bylaws provide that our Board of Directors must have not less than seven nor more than twelve directors.
     The Board of Directors oversees our business and affairs and monitors the performance of management. In accordance with corporate governance principles, the Board does not involve itself in day-to-day operations. The Directors keep themselves informed through discussions with the Chairman, key executive officers and our principal external advisers (legal counsel, auditors, investment bankers and other consultants), by reading reports and other materials that are sent to them and by participating in Board and committee meetings.
     The Board of Directors, at its meeting in December 2007, determined that the following members of the Board, which constitute a majority thereof, are independent, as that term is defined under the independence standards of Nasdaq: Louis E. Hannen, Charles B. Newsome, Gary L. Pechota, W. Allen Rogers II, William J. Shields and C. Richard Vaughn.
     Directors are expected to attend all meetings of the Board of Directors and all meetings of Board committees on which they serve. The independent Directors meet in executive session with no members of management present prior to each regularly scheduled meeting (see “Executive Sessions” below). The Board of Directors met four times in 2007. Each of the Directors attended at least 75% of the Board of Directors meetings and meetings held by committees of the Board of Directors of which they were members.
Director Attendance at Annual Meetings
     The Board has determined that it is in our best interest for all members of the Board of Directors to attend the Annual Meeting of Shareholders. All eight of our Directors attended the 2007 Annual Meeting of Shareholders.
Committees of the Board
     The Audit Committee. The Board has an Audit Committee, which assists the Board in fulfilling its responsibilities to shareholders concerning our accounting, financial reporting and internal controls, and facilitates open communication between the Audit Committee, Board, outside auditors and management. The Audit Committee discusses the financial information developed by management, our internal controls and our audit process with management and with outside auditors. The Audit Committee is charged with the responsibility of selecting the independent auditors. The independent auditors meet with the Audit Committee (both with and without the presence of management) to review and discuss various matters pertaining to the audit, including our financial statements, the report of the independent auditors on the results, scope and terms of their work, and their recommendations concerning the financial practices, controls, procedures and policies we employ. The Board has adopted a written charter for the Audit Committee as well as a Pre-Approval Policy regarding the performance of all Audit, Audit-Related, Tax and other Non-Audit Related Services to be performed by the independent auditors.
     The Audit Committee consists of Messrs. Pechota (Chairman), Hannen and Rogers. The Board, at its meeting in December 2007, determined that each of the members of the Audit Committee meets the definition of “independent” as specified under Nasdaq rules. At the same meeting, the Board also determined that each of the Committee’s members qualify as an “Audit Committee Financial Expert” as defined under SEC rules. The Board of Directors has also determined that each of the Audit Committee members is financially literate as such qualification is interpreted in the Board’s business judgment. The functions of the Audit Committee are further described herein under “Report of the Audit Committee.” The Audit Committee met six times during fiscal 2007 and members of the Audit Committee consulted with the officers of the Company, the internal auditor and the independent auditors at various times throughout the year. The Charter for the Audit Committee, as revised August 11, 2003 may be found on our website at www.investor.insteel.com/documents.cfm.
     The Executive Compensation Committee. The Executive Compensation Committee is responsible for (i) determining appropriate compensation levels for our executive officers; (ii) evaluating officer and Director compensation plans, policies and programs; (iii) reviewing benefit plans for officers and employees; and (iv) producing an annual report on executive compensation for inclusion in the proxy statement. The following Directors are the members of the Executive Compensation Committee: Messrs. Shields (Chairman), Newsome and Vaughn. The Board of Directors, at its meeting in December 2007, determined that each of the Executive Compensation Committee members is independent as that term is defined under Nasdaq rules. The Executive Compensation Committee’s Report on Executive Compensation is included in this proxy statement. The Executive Compensation Committee also reviews, approves and administers our incentive compensation plans and equity-based compensation plans and has sole authority for awards under such plans, including their timing, valuation and amount. The Executive Compensation Committee also reviews and recommends the structure and level of outside Director Compensation to the full Board. The Executive Compensation Committee met four times during fiscal 2007. The Charter of the Executive Compensation Committee, as adopted on September 18, 2007 is attached as Exhibit A to this Proxy Statement. It may also be found on our website at www.investor.insteel.com/documents.cfm.
     The Nominating and Corporate Governance Rules. Our Board does not have a standing nominating committee or related nominating committee charter. The Board believes that it is in our best interests to have all Directors discuss and evaluate potential nominees. Effective August 3, 2004, the Board adopted Nominating and Corporate Governance Rules, which specify that the process of identifying and nominating new director candidates shall be performed by the full Board. Upon the close of discussions by the full Board with respect to possible Board of Director candidates, the independent Directors (as defined by Nasdaq rules), by majority vote, nominate qualified individuals for election to the Board of Directors. The independent Directors may further discuss candidate matters as they see fit (with or without the presence of employee-directors), but without further input from any employee-directors. In carrying out its director nomination functions, the Board’s responsibilities include seeking, identifying, screening, evaluating and recommending director candidates for nomination by the Board of Directors. The Board evaluates all director candidates, regardless of the recommending party, on an equitable basis using the same criteria. The Board evaluates any candidate’s qualifications to serve as a member of the Board based on the skills and characteristics of individual Board members as well as the composition of the Board as a whole. In addition, the Board will evaluate a candidate’s independence and diversity, age, skills and experience in the context of the needs of the Board. The Nominating and Corporate Governance Rules do not express a formal policy with respect to Director recommendations from shareholders or other sources, but our Board will consider qualified candidates for Director that are nominated by qualified Shareholders in accordance with our bylaws. The procedures for nomination of a director by a shareholder are discussed below under “Shareholder Recommendations and Nominations” and “Shareholder Proposals For the 2009 Annual Meeting.”
The Nominating and Corporate Governance Rules
     In addition to the nominating requirements under the Nominating and Corporate Governance Rules, the Board of Directors shall have sole responsibility to:
•	Make recommendations regarding the size of the Board and the tenure and classifications of Directors.

•	Recommend the charters, structure, operations, composition and qualification for membership of the Committees of the Board of Directors.

•	Adopt Corporate Governance Guidelines and recommend to the Board of Directors governance issues that should be considered.

•	Review periodically our Code of Business Conduct.

•	Obtain confirmation from management that the policies included in the Code of Business Conduct are understood and implemented.

•	Evaluate periodically the adequacy of our conflict of interest policies.

•	Consider other corporate governance and related issues.

•	Consider with management public policy issues that may affect our Company.

•	Review at least annually our succession plan.

•	Review periodically our Committee structure and operations and the working relationship between each Committee.

•	Consider, discuss and recommend ways to improve the effectiveness of the Board of Directors.
     In addition, the independent Directors have sole authority to retain and terminate outside advisors to assist in the performance of Board functions, with sole authority to agree to fees and other terms of engagement.
     The Board of Directors annually evaluates these rules. The Nominating and Corporate Governance Rules may be found on the Company’s website at www.investor.insteel.com/documents.cfm.
Executive Sessions
     Pursuant to the listing standards of Nasdaq, the independent Directors are required to meet regularly in executive sessions. Generally, those sessions are chaired by the lead independent Director. During fiscal 2007, the lead independent Director was Mr. Vaughn. The independent Directors have determined that it is appropriate to periodically rotate the role of lead independent Director. During these executive sessions, the lead independent Director has the power to lead the meeting, set the agenda and determine the information to be provided. During fiscal 2007, the Board held four executive sessions. The lead independent Director can be contacted by writing to Lead Independent Director, Insteel Industries, Inc., c/o James F. Petelle, Secretary, 1373 Boggs Drive, Mount Airy, North Carolina 27030. We screen mail addressed to the lead independent Director for security purposes and to ensure that it relates to discrete business matters that are relevant to our Company. Mail that satisfies these screening criteria will be forwarded to the lead independent Director.
Code of Business Conduct
     In keeping with the Board’s commitment to sound corporate governance, on August 11, 2003, the Board adopted a Code of Business Conduct (the “Code of Conduct”), which applies to our Company and all of its employees, officers and Directors. The Code of Conduct incorporates an effective reporting and enforcement mechanism. The Board has adopted this Code of Conduct as its own standard. The Code of Conduct was prepared to help employees, officers and Directors understand our standard of ethical business practices and to promote awareness of ethical issues that may be encountered in carrying out their responsibilities. The Code of Conduct is included in an employment manual, which is supplied to all of our employees and officers and in a Board of Director’s Manual for Directors, each of whom are expected to read and acknowledge in writing that they understand such policies.
Availability of Bylaws, Governance Rules, Code of Conduct and Committee Charters
     Our Bylaws, Nominating and Corporate Governance Rules, Code of Business Conduct, Audit Committee Charter, Audit Committee Pre-Approval Policy and Executive Compensation Committee Charter are available on our website at www.investor.insteel.com/documents.cfm, and in print to any shareholder upon written request to our Secretary.
Shareholder Recommendations and Nominations
     Neither the Board nor the Nominating and Corporate Governance Rules have a separate policy with respect to director candidates recommended by shareholders. The Board does not believe that a formal policy is necessary because the Board will give such shareholder recommendations appropriate consideration and because our bylaws provide a means through which shareholders can make Director nominations. Shareholders should submit any such recommendations in writing c/o Insteel Industries, Inc., 1373 Boggs Drive, Mount Airy, North Carolina 27030, Attention Secretary. In addition, in accordance with our bylaws, any shareholder entitled to vote for the election of directors at the applicable meeting of shareholders may nominate persons for election to the Board of Directors if such shareholder complies with the notice procedures set forth in the bylaws and summarized in “Shareholders Proposals for the 2009 Annual Meeting” below.
Process for Identifying and Evaluating Director Candidates
     The Nominating and Corporate Governance Rules require the full Board to evaluate all qualified Director candidates in accordance with our Director qualification standards. The full Board evaluates an appropriate candidate’s qualifications to serve as a member of the Board based on the skills and characteristics of individual Board members as well as the composition of the Board as a whole. In addition, the full Board will assess issues with respect to the candidate’s independence, judgment, diversity and age, understanding of the Company’s industry in general and knowledge of our business in particular; all in the context of the Board’s perceived needs at that point in time. Upon completion of discussions by the full Board, the independent Directors nominate qualified individuals for election to the Board of Directors. The independent Directors may further discuss candidate matters as they see fit (with or without the presence of employee-directors), but without further input from any employee-directors.
Communications with the Board of Directors
     The Board has approved a process for shareholders to send communications to the Board. Shareholders can send communications to the Board and, if applicable, to any of its committees or to specified individual Directors in writing c/o Insteel Industries, Inc., 1373 Boggs Drive, Mount Airy, North Carolina 27030, Attention Secretary.
     We screen mail addressed to the Board, its Committees or any specified individual Director for security purposes and to ensure that the mail relates to discrete business matters that are relevant to our Company. Mail that satisfies these screening criteria is required to be forwarded to the appropriate Director or Directors.

VOTING SECURITIES
     On the record date, to our knowledge, no one other than the stockholders listed below beneficially owned more than 5% of the outstanding shares of our stock. For information regarding ownership of our common stock by our officers and directors, please see our “Security Ownership” table at page 32.

	Amount of Beneficial	Percent of
Name	Ownership	Common Stock
Royce & Associates, LLC	2,141,579	11.8
Tontine Partners	1,777,964	9.8
Lazard Asset Management LLC	1,223,365	6.8
Third Avenue Management LLC	1,007,745	5.6
Tocqueville Asset Management LP	910,857	5.0
     The information set forth above is based on Forms 13F filed by each entity as of September 30, 2007.
ELECTION OF DIRECTORS
Introduction
     Our bylaws, as last amended September 18, 2007, provide that the number of Directors, as determined from time to time by the Board, shall be not less than seven nor more than twelve. The Board has most recently fixed the number of Directors at eight, effective at the close of the 2006 Annual Meeting of Shareholders. The bylaws further provide that Directors shall be divided into three classes serving staggered three-year terms, with each class to be as nearly equal in number as possible.
     The Board has nominated each of the persons named below to serve a three-year term expiring at the 2011 Annual Meeting of Shareholders or until their successors are elected and qualify. All of the nominees presently serve as our Directors. The remaining five Directors will continue in office as indicated. It is not contemplated that any of the nominees will be unable or unwilling for good cause to serve; but, if that should occur, it is the intention of the agents named in the proxy to vote for election of such other person or persons to the office of Director as the Board may recommend. If any Director resigns, dies or is otherwise unable to serve out his term, or the Board increases the number of Directors, the Board may fill the vacancy until the next Annual Meeting of Shareholders.
Vote Required
     The Directors will be elected by plurality of the votes cast at the meeting at which a quorum representing a majority of all outstanding Shares is present and voting, either by proxy or in person. This means that the three nominees receiving the highest number of votes “FOR” will be elected as Directors.

Recommendation
     The Board of Directors recommends a vote FOR the election of each of the following nominees. If you do not vote for a particular nominee on your proxy card, your vote will not count either for or against the nominee. Unless instructions are given to the contrary, it is the intention of the persons named as proxies to vote the Shares to which the proxy is related FOR the election of the slate of three Director nominees.
Information Regarding Nominees, Continuing Directors and Executive Officers
     We have set forth below certain information regarding our nominees for director, our continuing directors, and our executive officers. The age shown for each is his age on December 17, 2007, our record date.
     Nominees to serve until the 2011 Annual Meeting.
     Gary L. Pechota, 58, has been a Director since 1998. Mr. Pechota currently is a private investor, having served as the Chief of Staff of the National Indian Gaming Commission from 2003 to 2005. He was a private investor and consultant from 2001 until August 2003. Prior to that, Mr. Pechota served as the CEO and Chairman of the Board of Giant Cement Holding, Inc. from its inception in 1994 until 2001; was CEO of Giant Cement Company, a subsidiary of Giant Cement Holding, Inc., from 1993 to 2001 and CEO of Keystone Cement Company from 1992 to 2001. Prior to joining Keystone, Mr. Pechota served as President and CEO of South Dakota Cement from 1982 to 1992. Mr. Pechota is also a director of Black Hills Corporation, a publicly-held company. Committee Membership: Audit Committee.
     W. Allen Rogers II, 61, has been a Director since 1986, except for a period of time during 1997 and 1998. Mr. Rogers is a Principal of Ewing Capital Partners, LLC, an investment banking firm founded in 2003. From 2002 to 2003 he was a Senior Vice President of Intrepid Capital Corporation, an investment banking and asset management firm. From 1998 until 2002, Mr. Rogers was President of Rogers & Company, Inc., a private investment banking boutique. From 1995 through 1997, Mr. Rogers served as a Managing Director of KPMG BayMark Capital LLC, and the investment banking practice of KPMG. Mr. Rogers served as Senior Vice President-Investment Banking of Interstate/Johnson Lane Corporation from 1986 to 1995 and as a member of that firm’s Board of Directors from 1990 to 1995. Committee Membership: Audit Committee.
     William J. Shields, 75, has been a Director since 1998. Mr. Shields served as Chairman of the Board and CEO of Co-Steel, Inc., an international steel producer and scrap recycling company, from 1995 to 1997. Mr. Shields also served as President and CEO of Co-Steel, Inc. from 1987 until 1995. Mr. Shields has been retired since 1997. Committee Membership: Executive Compensation Committee.
     Directors with Terms Expiring at the 2009 Annual Meeting
     H. O. Woltz III, 51, was elected Chief Executive Officer in 1991 and has been employed by us and our subsidiaries in various capacities since 1978. He was named President and Chief Operating Officer in 1989. He had been our Vice President since 1988 and previously, President of Rappahannock Wire Company, formerly a subsidiary of our Company, since 1981. Mr. Woltz has been a Director since 1986 and also serves as President of Insteel Wire Products Company. Mr. Woltz served as President of Florida Wire and Cable, Inc. until its merger with Insteel Wire Products Company in 2002. Mr. Woltz is the son of Howard O. Woltz, Jr. Committee Membership: Executive Committee.

     Charles B. Newsome, 70, has been a Director since 1982. He is Executive Vice President and General Manager of Johnson Concrete Company and Carolina Stalite Company, with which he has been affiliated for more than 25 years. Committee Membership: Executive Compensation Committee.
     Directors with terms expiring at the 2010 Annual Meeting:
     Howard O. Woltz, Jr., 82, has been Chairman of the Board since 1958 and was employed by us and our predecessors in various capacities for more than 50 years before retiring as an executive officer in April 2005. He continues to serve, at the pleasure of the Board, as Chairman of the Board of Directors. He had been President from 1958 to 1968 and from 1974 to 1989. Mr. Woltz also served as a Vice President, General Counsel and a Director of Quality Mills, Inc., a publicly-held manufacturer of knit apparel and fabrics for more than 35 years until its acquisition in 1988 by Russell Corporation. Mr. Woltz is the father of H. O. Woltz III. Committee Membership: Executive Committee.
     C. Richard Vaughn, 68, a Director since 1991, has been employed since 1967 by John S. Clark Company, Inc., a general building contracting company. Mr. Vaughn has served as Chairman of the Board of North Carolina Granite Corporation since 1998. Mr. Vaughn served as Vice President of John S. Clark from 1967 to 1970 and President from 1970 to 1988 and has served as Chairman of the Board and CEO from 1988 to the present. He also is Chairman of the Board of Riverside Building Supply, Inc. Committee Membership: Executive Compensation Committee and Executive Committee. Mr. Vaughn currently serves as our Lead Director.
     Louis E. Hannen, 69, a Director since 1995, served in various capacities with Wheat, First Securities, Inc., from 1975 until his retirement as Senior Vice President in 1993. Since his retirement in 1993, Mr. Hannen has been an investment advisor and consultant. Mr. Hannen had 30 years of experience in the securities analysis and research field, starting with the U. S. Securities and Exchange Commission in 1963. Mr. Hannen then worked for Craigie and Company from 1965 to 1970 and Legg Mason Wood Walker, Inc. from 1970 to 1975 before joining Wheat, First Securities. Committee Membership: Audit Committee.
     Named Executive Officers Who Are Not Continuing Directors or Nominees:
     In addition to Mr. Woltz III discussed above, the executive officers listed below were appointed by the Board of Directors to the offices indicated for a term that will expire at the next Annual Meeting of the Board of Directors or until their successors are elected and qualify. The next meeting at which officers will be appointed is scheduled for February 19, 2008, at which each of our executive officers is expected to be reappointed. Although our bylaws permit the Chairman of the Board to be designated an officer, Howard O. Woltz, Jr., the current Chairman of the Board has not been so designated and is not otherwise an employee.
     Michael C. Gazmarian, 48, was elected Vice President, Chief Financial Officer and Treasurer in February 2007. Previously, he had served us as Chief Financial Officer and Treasurer since 1994, the year he joined us. Before joining us, Mr. Gazmarian had been employed by Guardian Industries Corp., a privately-held glass manufacturer, since 1986, serving in various financial capacities.
     James F. Petelle, 57, joined us in October 2006. He was elected Vice President and Assistant Secretary on November 14, 2006 and Vice President — Administration and Secretary on January 12, 2007. Previously he was employed by Andrew Corporation, a publicly-held manufacturer of telecommunications infrastructure equipment, having served as Secretary from 1990 to May 2006, and Vice President — Law from 2000 to October 2006.

     Richard T. Wagner, 48, joined us in 1992 and has served as Vice President and General Manager of the Concrete Reinforcing Products Business Unit of the Company’s subsidiary, Insteel Wire Products Company, since 1998. In February 2007, Mr. Wagner was appointed Vice President of the parent company, Insteel Industries, Inc. Prior to 1992, Mr. Wagner served in various positions with Florida Wire and Cable, Inc., a manufacturer of PC strand and galvanized strand products, since 1977.
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
I. Overall Objectives
     Insteel operates in an industry that is both highly competitive and cyclical. The Executive Compensation Committee (the “Committee”) believes that the success of the Company requires experienced leadership that fully understands the realities of Insteel’s challenging business environment and has demonstrated superior business judgment as well as the ability to successfully manage and operate the business. The Committee’s goal in developing its executive compensation system has been to attract, motivate and retain executives that will be successful in this environment and thus enhance the value of the business for our shareholders.
     The Company is committed to “pay for performance” at all levels of the organization and accordingly a substantial proportion of each executive officer’s total compensation is variable, meaning the executive officer’s total compensation will be determined based upon the Company’s performance. The Committee does not currently have a fixed formula to determine the percentage of pay that should be variable, but reviews annually the mix between base salary and variable compensation to ensure that its goal of paying for performance will be achieved.
     The Committee also believes it is critically important to retain executive officers who have demonstrated their value to the Company. Accordingly, several elements of our compensation system are intended to provide strong incentives for executive officers to remain employed by us.
     The Committee has developed its executive compensation system with the assistance of an independent consultant, Mercer. Mercer reports directly to the Committee and takes direction from the Committee regarding the scope of services it provides. Mercer did not perform any other services for Insteel during our fiscal year 2007 (“FY2007”), and it is the Committee’s policy that its independent consultant shall not perform such other services for the Company. The Committee is responsible for establishing the CEO’s compensation, and it reviews and approves recommendations from the CEO regarding the compensation of other executive officers. The Committee regularly meets in executive session without members of management present, and consults with Mercer as necessary during its deliberations.
     Following are the features of the compensation system that support the attainment of the Committee’s fundamental objectives:
•	Attract, motivate and retain key executives by providing total compensation opportunities competitive with those provided to executives employed by companies of a similar size and/or operating in similar industries.
In formulating our approach to total compensation, the Committee has been advised by Mercer since 2005. We believe Mercer has developed an in-depth knowledge of our business and the competitive environment for executive talent. Mercer has consulted with us on peer group analysis to benchmark our compensation system against systems of other companies of a similar size and/or in similar industries and has also assisted us with the design of our overall program.
The objective of our benchmarking process is to provide total compensation opportunities to our executive officers that are near the median of our peer group. However, the Committee does not feel the need to adhere precisely to the mathematical median, and it places a relatively greater emphasis on overall compensation opportunities rather than on setting each element of compensation at or near the median for that element.
•	Tightly link performance-based compensation to corporate performance.
•	Annual Incentive. As a public company, our goal is to create shareholder value. We face short-term and long-term challenges, and attempt to focus our executive officers on overcoming both sets of challenges. To motivate our executive officers to align their interest with those of our shareholders, we provide annual incentives which are designed to reward our executive officers for the attainment of our short-term goal, and long-term incentives which are designed to reward them for increases in our shareholder value over time. The annual incentive for senior executives is based entirely on the Company’s return on invested capital which is a measure that incorporates both the generation of earnings and the management of the Company’s balance-sheet and is closely correlated with long-term shareholder returns.

•	Long-Term Incentives. At this time, our long-term incentives are entirely equity-based, comprised of 50% restricted stock and 50% options. Use of these equity-based incentives ensures that their value is directly linked to changes in the price of our stock. Our long-term incentive program currently does not include a cash component.
•	Encourage long-term commitment to the Company.
We believe that the value provided by employees increases over time as they become increasingly knowledgeable about our industry, customers and competitors, as well as our business processes, people and culture. We believe that providing incentives for executive officers to remain with the Company will enhance the long-term value of the Company. Accordingly, we include programs such as Retirement Security Agreements and Change-in-Control Agreements as components of our compensation system to provide such incentives.
II. Overview of FY 2007 Compensation
     Our executive compensation system is composed of base salary; our Return on Capital Incentive Compensation Plan (“ROCICP”) which provides for annual incentive payments; long-term incentives (consisting of restricted stock and stock options); Retirement Security Agreements; Change-in-Control Agreements and (in the case of our CEO and CFO) Severance Agreements, each of which specifies payments and benefits upon, respectively, a change in control and involuntary termination; and certain other benefits such as medical, life and disability insurance and participation in the Company’s 401(k) retirement savings plan. We do not provide significant perquisites to executive officers.
A brief description of each element of our executive compensation system, as well as the objective of each element is set forth below.

Compensation Element	Description	Objective
Base Salary	Fixed cash compensation.	Provide basic level of income security.

Compensate executive officers for fulfilling basic job responsibilities.

Provide base pay commensurate with median salaries of peer group.

Attract and retain key executive officers.

ROCICP Annual Incentive Program	Variable cash compensation paid pursuant to a plan in which all corporate office employees participate.	Align executive compensation with shareholder interests because payment of the incentive is based on achievement of annual financial goals.

Reward executive officers based on actual returns generated relative to the Company’s weighted average cost of capital.

Long-Term Incentives	Variable compensation granted 50% as restricted stock (vesting after three years) and 50% as stock options (vesting one-third each year for three years).	Further align executive compensation with shareholder interests, because the value of these incentives is directly linked to changes in the Company’s stock price.

Aid in retention and encourage long-term commitment.

Retirement Security Agreement	Non-qualified retirement plan providing additional income to executive officers for 15 years following retirement.	Aid in retention and encourage long-term commitment. Compensate for federal limits on qualified retirement plans.

Severance/Change-in- Control (“CIC”) Agreements	Our CEO and CFO have severance agreements that specify payments to them in the event of involuntary termination. All executive officers have CIC agreements specifying their rights following a change in control of the Company.	Encourage long-term commitment. Focus executives on shareholder interests. Provide transition assistance in the event of job loss.

Other Benefits	Medical, Life and Disability Insurance; 401(k) savings plan.	Provide insurance and basic retirement benefits of the same nature that other Company employees receive.

III. Process for Establishing Executive Compensation and Description of Elements
     Benchmarking. In connection with its review of executive officer compensation, the Committee requested that Mercer perform a comprehensive analysis of total direct compensation provided to Insteel executive officers for FY 2007. Mercer created a custom peer group of nine publicly-traded companies in the steel and building products industries which are of roughly comparable size and complexity to Insteel. In addition, Mercer consulted a number of published surveys containing compensation data for comparable executive positions in manufacturing companies with comparable size and complexity to Insteel. The nine publicly- traded companies in the peer group, and their ticker symbols, included the following:
UNVL Universal Stainless and Alloy Products Inc. (USAP)
NN Inc. (NNBR)
LB Foster Co. (FSTR)
Brush Engineered Materials Inc. (BW)
NS Group, Inc (NSS)
PW Eagle, Inc. (PWEI)
Olympic Steel, Inc. (ZEUS)
Steel Technologies, Inc (STTX)
Gibraltar Industries, Inc. (ROCK)
     Base Salaries. Base salaries are established by the Committee and reviewed annually. In establishing and adjusting base salaries, the Committee considers the following factors:
•	The executive’s performance;

•	The responsibilities of the executive;

•	The strategic importance of the position;

•	Competitive market compensation information;

•	Skills, experience and the amount of time the executive has served in the position.
     Following the period of February 2000 to March 2005 during which salaries of executive officers were frozen, the Committee has gradually increased salaries of executive officers. The Committee has recently sought to establish base salaries between the 25th and 50th percentile of the peer group.
     Annual Incentive. For a number of years, executive officers of Insteel have earned annual incentive compensation pursuant to the company’s Return on Capital Incentive Compensation Plan (“ROCICP”). This plan applies to all sales and administrative employees of the Company, with target annual incentive payments varying from 10% to 50% of annual base salary, and payments capped at twice the target incentive level. The target annual incentive payments for executive officers of the Company are 50% of the executive’s annual base salary. Based on peer group information, the Committee believes our annual incentive opportunity for executive officers is somewhat greater than the median for peer group companies, bringing potential total cash compensation to the median for our peer group. The Committee believes this balance between base salaries and annual cash incentives is appropriate, in that our executive officers’ cash compensation will be at the median for our peer group only if our short-term goals are achieved.
     For FY 2007, we calculated our after-tax weighted average cost of capital (“WACC”) to be 15%. Attaining a return equal to our WACC would result in the payout of incentive compensation at the target bonus level. The performance level at which the maximum incentive payment would be earned was set at 20% of the beginning of the year invested capital (WACC + 5%) while the minimum threshold at which an incentive payment would be earned was set at 10% of the beginning of the year invested capital (WACC — 5%). The company’s actual return on beginning of the year invested capital for FY 2007 was 22.6%, and executive officers therefore received incentive payments under the ROCICP equal to 100% (2 x 50%) of their base compensation for the prior twelve-month period.
     The Committee continues to believe that return on invested capital is an appropriate metric for the annual incentive in that it is driven off both the generation of earnings as well as responsible management of Company assets, and is highly correlated with long-term shareholder returns. The amounts earned annually under the ROCICP are established strictly by formula. The ROCICP does not provide for increasing or decreasing the annual incentive based on subjective factors.
     During FY 2007, our Board of Directors amended the ROCICP to clarify that in the event of a material restatement of earnings, the Board has the right to recover payments previously made under the ROCICP, or to reduce future payments. In making a determination whether and from whom to recover previously paid awards, or to reduce future awards, the Committee will consider the amount of the restatement, the reason for the restatement, the role played by any executive officers in the actions and decisions leading to the restatement and any other factors the Committee deems relevant.
     Long Term Incentives. The Company’s long-term incentives are currently entirely equity-based, consisting of 50% restricted stock and 50% stock options. These incentives are granted under our 2005 Equity Incentive Plan. The targeted amount of the awards is established by the Committee, with input from Mercer. For FY 2007 the targeted amount of equity awards was increased to bring such awards near the median for executives holding similar positions with the peer group of companies. The value of the long-term incentives is directly linked to changes in the Company’s stock price.
     The restricted stock and stock options are awarded in two equal tranches effective on the date of the Company’s February Annual Meeting and the date that is six months after the Annual Meeting. These dates are typically about three weeks after release of our quarterly financial results. The Committee believes that providing these awards on predetermined dates that closely follow the reporting of our quarterly financial results is most appropriate. As noted on page 21 below, the only recent exception to this policy involved an award of restricted stock in connection with the employment of a new executive officer.
     The number of shares of restricted stock and the number of stock options to be awarded on each grant date is each calculated based on the closing price on such date. For example, the target value of Mr. Woltz’s long-term incentives during FY 2007 was established by the Committee at $600,000. Accordingly, he received the awards of restricted stock and stock options in the amounts shown below on the dates indicated .

Date	Type of Grant	No. of Shares	Closing Price	Value
2/13/07	Restricted Stock	8,767	$17.11	$150,003
2/13/07	Stock Options	14,395	$17.11	$149,996
8/13/07	Restricted Stock	7,400	$20.27	$149,998
8/13/07	Stock Options	11,878	$20.27	$149,998
     The value of each share of Company stock subject to a stock option was established by Mercer for the Committee based on the Black-Scholes option pricing model. The value of each share of stock subject to a grant of option on February 13, 2007 was established at 60.9% of the closing price of the common shares on that date, or $10.42 per share, and at 62.3% of the closing price on August 13, 2007, or $12.628 per share. The values of the equity grants shown above reflect the full fair value on each award date, as compared with amounts shown in the Summary Compensation Table on page 20 below, which (as required by SEC regulations) reflect the annual accounting cost to the Company of these, as well as previously awarded, equity grants in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” as interpreted by Staff Accounting Bulletin No. 107 (“SFAS 123R”). The value of the stock options, as determined by the Black-Scholes method, is also different from the values included in the “Grants of Plan-Based Awards” chart on page 23 below. Pursuant to SEC regulations, the values in that chart represent the grant date fair value computed in accordance with FAS 123R. We have determined that beginning with options granted in FY 2008, we will use the same option valuation method to determine the number of shares we grant that we use for financial reporting purposes.
     Dividends on restricted shares have been reinvested prior to and during FY 2007, and additional shares added as a result of reinvestment are vested and paid on the same schedule as the related restricted shares. Beginning with dividends paid in FY 2008, dividends on restricted shares will be paid in cash. We made this change to eliminate issuance of relatively small amounts of additional restricted shares in connection with payment of our quarterly dividend.
     We have not adopted formal stock ownership guidelines for our executive officers, since our executive officers with long service have generally been significant owners of our stock.
     Retirement Benefits. Our executive officers each participate in the 401(k) “defined contribution” plan that is available to substantially all Company employees. Under this plan the Company will contribute 50% of a participant’s contribution up to 7% of the participant’s eligible compensation. However, certain IRS regulations place significant limits on the ability of our executive officers to defer the same percent of their compensation as other participants and to receive a Company match at the same rate as other participants. To help compensate for these limits, and also to provide significant incentives for executives to remain employed by the Company, the Committee has approved the entry into Retirement Security Agreements (“RSAs”) with certain Company executives, including all its executive officers. An executive officer is eligible for the full benefit under his RSA if he remains employed by us for a period of at least 30 years. In that case, we will pay the executive officer, during the 15-year period following the later of (i) retirement, or (ii) reaching age 65, a supplemental retirement benefit equal to 50% of the executive officer’s average annual base salary for the five consecutive years in which he received the highest base salary in the 10 years preceding retirement.
     An executive officer may receive reduced benefits under our RSA if he retires prior to completing 30 years of service, so long as the executive has reached at least age 55 and has completed at least 10 years of service. In this event, the amount of the benefit will be reduced by 1/360th for each month short of 360 months that he was employed by us.
     In the case of Mr. Woltz III, we have agreed that, if he retires at age 65 or later, the annual payment to him for the 15 years following such retirement will not be less than $221,523 which is the level of benefit originally provided for him at the inception of the plan in 1984.
     Under the RSAs, we also provide for pre-retirement disability and death benefits. The disability benefit is payable to an executive officer if, due to disability, his employment terminates before reaching age 65 or completing 30 years of service. In this event, we would pay him, during the 10-year period following the date of disability, a supplemental retirement benefit that, when added to the benefits received (if any) by the executive officer under our long-term disability insurance plan for employees, is equal to 100% of the executive officer’s highest average annual base salary for five consecutive years in the 10-year period preceding the date on which his disability occurred. If the long-term disability insurance payments end prior to the end of the 10-year period, the Pre-retirement Disability Benefit will continue for the remainder of the 10-year period in an amount equal to 50% of his highest average annual base salary for five consecutive years in the 10-year period preceding the date on which his disability occurred.
     The death benefit is payable in the event that the executive officer dies while employed by us. In this event, we will pay to the executive officer’s beneficiary, for a term of 10 years following his death, a supplemental death benefit in an amount equal to 50% of his highest average annual base salary for five consecutive years in the 10-year period preceding the date of his death.
Severance and Change-in-Control Agreements.
     Severance Agreements. We entered into Severance Agreements, each dated December 2, 2004, with Messrs. Woltz III and Gazmarian. In FY 2007, these agreements were amended and restated to comply with the requirements of Section 409A of the Internal Revenue Code. The Severance Agreements provide certain termination benefits in the event that the employment of Mr. Woltz or Mr. Gazmarian is terminated without cause (as defined in each Severance Agreement) by us. Each Severance Agreement has an initial term of two years and provides for subsequent automatic one-year renewal terms unless we or Mr. Woltz or Mr. Gazmarian provide notice of termination.
     Neither Mr. Woltz nor Mr. Gazmarian would be entitled to termination benefits under a Severance Agreement (i) if his employment with us is terminated for cause, or (ii) if he is entitled to receive benefits under the Change-in-Control Severance Agreement described in the following section.
     Under the terms of the Severance Agreements, if Mr. Woltz or Mr. Gazmarian were terminated without cause, each would receive a lump sum severance payment equal to one and one-half times his annual base salary and the continuation of health and welfare benefits (including payments of premiums for “COBRA” coverage), for 18 months following termination. In addition, all stock options and restricted stock awards outstanding immediately prior to termination would vest and, in the case of options, become exercisable for the remainder of the term provided for in the original agreement relating to each grant of options. Finally, we would pay up to $15,000 for outplacement services for Mr. Woltz or Mr. Gazmarian.
     Any termination benefits payable under a Severance Agreement are subject to reduction if necessary to avoid the application of the “golden parachute” rules of Section 280G and the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended.
     Change-in-Control Agreements. We have entered into Change-in-Control Severance Agreements with each of our executive officers. These agreements specify the terms of separation in the event that termination of employment occurs following a change in control. The initial term of each agreement is two years and the agreements provide for subsequent automatic one-year renewal terms unless we or the executive officer provides notice of termination. The agreements do not provide assurances of continued employment, nor do they specify the terms of an executive officer’s termination should the termination occur in the absence of a change in control.
     Under the terms of these agreements, in the event of termination within two years of a change of control, Messrs. Woltz and Gazmarian would receive severance benefits equal to two times base salary, plus two times the average bonus for the prior three years and the continuation of health and welfare benefits (including payment of premiums for “COBRA” coverage) for two years following termination. Messrs. Wagner and Petelle would receive severance benefits equal to one times base salary, plus one times the average bonus for the prior three years and the continuation of health and welfare benefits (including payment of premiums for “COBRA” coverage) for one year following termination. In addition, all stock options and restricted stock awards outstanding immediately prior to termination would vest and, in the case of options, become exercisable for the remainder of the term provided for in the original agreement relating to each grant of options. Finally, we would pay up to $15,000 for outplacement services for Messrs. Woltz III, Gazmarian, Wagner and Petelle.
     Any termination benefits payable under a Change-in-Control Severance Agreement are subject to reduction if necessary to avoid the application of the “golden parachute” rules of Section 280G and the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended.
     We believe the Severance and Change-in-Control agreements encourage long-term commitment to the company and help focus executives on shareholder interests
     Broad-Based Employee Benefits. Our executive officers participate in employee benefit plans that are offered to all employees, such as health, life and disability insurance and our 401(k) retirement savings plan. Our salaried employees are entitled to designate a beneficiary who will receive a death benefit in the event of the employee’s death while he is employed by us. The amount of the death benefit is determined by the employee’s salary grade. The death benefit payable to beneficiaries of each of our executive officers is $500,000. We maintain “split dollar” life insurance policies on a broad group of employees, including each of our executive officers, to fund the payment of the death benefit. Proceeds of these policies are payable to us.
     Our broad-based employee benefit programs are reviewed periodically to ensure that these programs are adequate based on competitive conditions as well as cost considerations.
     Deductibility of Compensation. Section 162(m) of the Internal Revenue Code generally prohibits deduction by a public company like Insteel of compensation in excess of $1 million paid to the chief executive officer or one of the other executive officers named in the company’s annual proxy statement. However, certain performance-based compensation qualifies for an exemption under Section 162(m) and is therefore deductible. The Executive Compensation Committee monitors our executive compensation system with the intention of ensuring full deductibility of executive compensation, but it retains the flexibility to take whatever actions it deems necessary to attract, motivate and retain executive officers who will assist us in meeting our business goals. To date, all compensation paid to our executive officers by us has been fully deductible.
Compensation Committee Report
     The Executive Compensation Committee of the Company’s Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with Company management. Based on this review and discussion the Executive Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and our Form 10-K annual report.
The Executive Compensation Committee
William J. Shields, Chairman
Charles B. Newsome
C. Richard Vaughn

Summary Compensation Table
     The following table and accompanying footnotes provide information regarding compensation of our Chief Executive Officer, Chief Financial Officer and our two other executive officers for the fiscal year ended September 29, 2007.
SUMMARY COMPENSATION TABLE

						Change in
						Pension Value
						And
					Non-Equity	Nonqualified
					Incentive	Deferred
Name and			Stock	Option	Plan	Compensation	All Other
Principal		Salary	Awards[3]	Awards[3]	Compensation[4]	Earnings[5]	Compensation[6]	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)
H. O. Woltz III	2007	421,346	145,602	161,702	421,346	9,600	14,242	1,173,838
President and CEO

Michael C. Gazmarian	2007	244,808	65,414	71,710	244,808	18,700	7,814	653,254
Vice President, CFO and Treasurer

James F. Petelle	2007	141,346	15,696	9,209	141,346	14,700	31,899	354,196
Vice President - Administration and Secretary[1]

Richard T. Wagner	2007	213,077	65,414	71,710	192,308	16,600	7,858	566,967
Vice President — General Manager, Insteel Wire Products[2]

1.	Mr. Petelle became an employee of the Company on October 16, 2006 and an executive officer in November, 2006.

2.	Mr. Wagner became an executive officer in February, 2006.

3.	Amounts reported reflect the dollar amount recognized for financial statement reporting purposes for FY 2007, in accordance with SFAS No.123R. The amounts therefore reflect the accounting expense of awards granted in and prior to our FY 2007, and do not reflect the actual value, if any, that may be received by executive officers for their awards. Assumptions used in the calculation of this amount are set forth in Note 5 of our consolidated financial statements as reported in our Annual Report on Form 10-K for FY 2007, filed with the SEC. Dividends on restricted shares have been reinvested prior to and during FY 2007, and additional shares added as a result of reinvestment are vested and paid on the same schedule as the related restricted shares.

4.	Amounts reported represent cash incentive amounts accrued under our ROCICP. These amounts were earned and accrued during our FY 2007, but paid shortly after the end of the fiscal year.

5.	Amounts include the increase in the present actuarial value from October 1, 2006 to September 29, 2007 of the executive officer’s accumulated benefits under his RSA determined using interest rate assumptions consistent with those set forth in Note 8 of our consolidated financial statements as reported in our Annual Report on Form 10-K for FY 2007 filed with the SEC. These assumptions reflect an increase in the discount rate from 6.00% at the end of FY 2006 to 6.25% at the end of FY 2007. If this assumption had not been changed, the amounts reported in this column would have been as follows: Mr. Woltz, $55,100; Mr. Gazmarian, $27,600; Mr. Petelle, $14,700; and Mr. Wagner, $25,200. The executive officer may not be fully vested in the amounts reflected herein. We do not currently offer any program for deferring compensation and therefore there were no above-market earnings on deferrals that were required to be reported in this column.

6.	Amounts shown include (i) dividends paid on restricted shares owned by executive officers; (ii) the current dollar value attributed by the IRS to the death benefit program we provide to our executive officers; (iii) the amount of matching funds paid into our Retirement Savings Plan on behalf of the executive officers; and (iv) in the case of Mr. Petelle, reimbursement for relocation and temporary living expenses, and tax gross-up on such reimbursement. The following table shows the amount of each component described above.

				Relocation and
	Dividends Paid		401(k)	Temporary	Tax Gross-up
	on Restricted	Death Benefit	Matching	Living	of Expense
	Shares	Value	Payments	Expenses	Reimbursement
Name	($)	($)	($)	($)	($)
H. O. Woltz III	3,811	1,134	9,297	-0-	-0-
Michael C. Gazmarian	1,706	891	5,217	-0-	-0-
James F. Petelle	249	2,250	3,433	14,763	11,204
Richard T. Wagner	1,706	824	5,328	-0-	-0-
Grants of Plan-Based Awards
     The following table provides information regarding (1) annual incentive compensation payments to our executive officers under our ROCICP, and (2) the value of stock options and restricted stock awarded to our executive officers during FY 2007.
     Under the ROCICP, the maximum incentive was earned during FY 2007, and therefore the amounts under the column headed “maximum” were paid to the executive officers subsequent to the close of the fiscal year.
     We grant our equity awards (stock options and restricted stock) on two dates each fiscal year: the date of our annual shareholders’ meeting and the date that is six months after the shareholders’ meeting. The one exception to this practice in FY 2007 was the grant of 1,695 shares of restricted stock to Mr. Petelle in connection with the commencement of his employment with us. This grant was made on November 14, 2006, the date Mr. Petelle was elected an executive officer by our Board of Directors.
     Stock options have a 10-year term and vest in equal annual increments of one-third of the amount of each grant on the first, second and third anniversaries of the grant date. Options are priced at the closing price of our stock on the date of grant, as reported on NASDAQ. The restrictions on restricted stock lapse three years after the date of award. During the restricted period, our executives may vote the shares, but may not sell or transfer them or use them as collateral. Prior to and throughout FY 2007, our practice with respect to dividends on restricted stock was that the dividends were used to purchase additional shares of restricted stock. Beginning with dividends paid in FY 2008, dividends on restricted shares will be paid in cash.
     Both stock options and restricted stock are subject to forfeiture if an executive officer leaves our employ for reasons other than death, disability or retirement prior to vesting or lapse of restrictions. If an executive’s employment with us terminates due to death, disability or retirement, the vesting of stock options and lapse of restrictions on restricted stock will accelerate.

GRANTS OF PLAN-BASED AWARDS

					All	All Other
					Other	Option		Grant
					Stock	Awards:		Date Fair
					Awards:	Number	Exercise	Value of
		Estimated Possible Payouts Under			Number	of	or Base	Stock
		Non-Equity Incentive Plan Awards			of	Securities	Price of	and
					Shares	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	of Stock	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	($/share)	($)[1]
H. O. Woltz III	N/A	-0-	210,673	421,346
	2/13/07				8,767	14,395	17.11	268,186
	8/13/07				7,400	11,878	20.27	260,107

Michael C. Gazmarian	N/A	-0-	122,404	244,808
	2/13/07				4,018	6,598	17.11	122,918
	8/13/07				3,392	5,444	20.27	119,214

James F. Petelle	N/A	-0-	70,673	141,346
	11/14/06				1,695			30,222
	2/13/07				1,607	2,639	17.11	49,162
	8/13/07				1,357	2,178	20.27	47,696

Richard T. Wagner	N/A	-0-	96,154	192,308
	2/13/07				4,018	6,598	17.11	122,918
	8/13/07				3,392	5,444	20.27	119,214

1.	Represents the grant date fair value computed in accordance with SFAS No. 123R. The actual value an executive officer may receive depends on the market price of our stock, and there can therefore be no assurance that amounts reflected in this column will actually be realized.
Outstanding Equity Awards at Fiscal Year End 2007
     The following table provides information regarding unexercised stock options and unvested stock awards held by our executive officers as of September 29, 2007, the last day of our fiscal year 2007. All values in the table are based on a market value of our common stock of $15.35, the closing price reported on NASDAQ on September 28, 2007, the last trading day during our FY 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Option Awards					Stock Awards
						Market
	Number of	Number of			Number of	Value of
	Securities	Securities			Shares or	Shares or
	Underlying	Underlying			Units of	Units of
	Unexercised	Unexercised	Option	Option	Stock That	Stock That
	Options (#)	Options (#)	Exercise	Expiration	Have Not	Have Not
Name	Exercisable[1]	Unexercisable[1]	Price ($)	Date	Vested(#)[2]	Vested ($)
H. O. Woltz III	11,884	5,942	9.12	3/4/2015	43,681	670,503
	7,688	3,844	6.89	7/26/2015
	3,048	6,096	15.64	2/14/2016
	2,123	4,246	20.26	8/14/2016
	-0-	14,395	17.11	2/13/2017
	-0-	11,878	20.27	8/13/2017

Michael C. Gazmarian	2,651	2,650	9.12	3/4/2015	19,684	302,149
	1,715	1,715	6.89	7/26/2015
	1,360	2,720	15.64	2/14/2016
	947	1,894	20.26	8/14/2016
	-0-	6,598	17.11	2/13/2017
	-0-	5,444	20.27	8/13/2017

James F. Petelle	-0-	2,639	17.11	2/13/2017	4,672	71,715
	-0-	2,178	20.27	8/13/2017

Richard T. Wagner	2,651	2,650	9.12	3/4/2015	19,684	302,149
	1,715	1,715	6.89	7/26/2015
	1,360	2,720	15.64	2/14/2016
	947	1,894	20.26	8/14/2016
	-0-	6,598	17.11	2/13/2017
	-0-	5,444	20.27	8/13/2017

1.	All of these options have become exercisable or will become exercisable as to one-third of the total number or shares covered by such option on each of the first, second and third anniversary of the grant date. The grant date in each case is 10 years prior to the option expiration date.

2.	All of these shares of restricted stock will vest on the third anniversary of the date of grant.

Options Exercised and Stock Vested During Fiscal Year
     None of our executive officers exercised stock options during FY 2007, and no stock awards vested during the year.
Pension Benefits
     We provide Retirement Security Agreements (“RSAs”) to our executive officers which provide for payments to them for a 15-year period beginning on the later of (i) retirement or (ii) reaching age 65. The maximum annual benefit payable under an RSA is equal to 50% of the executive officer’s annual base salary for the five consecutive years in which he received the highest salary during the 10 years prior to retirement. Only base salary is included in the calculation of the benefit under an RSA.
     To receive the maximum benefit under an RSA, the executive officer must be employed by us for 30 years. An executive officer will receive reduced benefits under the RSA if he is employed by us for at least 10 years and retires at or after reaching age 55. None of our executive officers currently meet the minimum qualification for reduced retirement benefits under the RSA’s. For more information regarding the RSA’s, see the discussion at pages 17 — 18, above.
     The following table shows the present value of the accumulated benefit as of September 29, 2007 payable at, following or in connection with retirement to each of our executive officers, including the number of years of service credited to each.
PENSION BENEFITS

			Present Value of
		Number of Years	Accumulated	Payments During
Name	Plan Name	Credited Service (#)	Benefit ($)	Last Fiscal Year ($)
H. O. Woltz III	Retirement Security Agreement	29	$936,300	-0-
Michael C. Gazmarian	Retirement Security Agreement	13	$177,400	-0-
James F. Petelle	Retirement Security Agreement	1	$14,700	-0-
Richard T. Wagner	Retirement Security Agreement	15	$170,800	-0-

Potential Payments Upon Termination or Change in Control
     The discussion and tables below describe the potential payments that could be received by each of the executive officers if the executive officer’s employment was terminated on September 29, 2007, the last day of our fiscal year. The amounts in the tables for stock options and restricted stock represent the value of the awards that vest as a result of the termination of the executive officer’s employment. For purposes of valuing the stock options and restricted stock, the amounts below are based on a per share price of $15.35, which was our closing price as reported on NASDAQ on September 28, 2007, the last trading day during our FY 2007.

Benefits and Payments Upon Termination

			Termination
			without Cause
			or for Good
		Termination	Reason after
	Voluntary	without	Change
	Termination	Cause	in Control	Retirement	Death		Disability
H. O. Woltz III
Salary Continuation	$0	$0	$860,000	$0	$0		$1,472,426	[2]
Severance Payment	0	645,000	389,936	0	0		0
Stock Options	0	69,539	69,539	69,539	69,539		69,539
Restricted Stock	0	670,503	670,503	670,503	670,503		670,503
Benefits	0	28,327	37,769	0	0		0
Outplacement	0	15,000	15,000	0	0		0
Retirement Security Agreement	0	0	936,300	0	1,231,100	[1]	1,231,100	[1]
Death Benefit	0	0	0	0	500,000		0

Total	$0	$1,428,369	$2,979,047	$740,042	$2,471,142		$3,443,568

			Termination
			without Cause
			or for Good
		Termination	Reason after
	Voluntary	without	Change
	Termination	Cause	in Control	Retirement	Death		Disability
Michael C. Gazmarian
Salary Continuation	$0	$0	$500,000	$0	$0		$1,597,993	[2]
Severance Payment	0	375,000	227,628	0	0		0
Stock Options	0	31,019	31,019	31,019	31,019		31,019
Restricted Stock	0	302,149	302,149	302,149	302,149		302,149
Benefits	0	28,327	37,769	0	0		0
Outplacement	0	15,000	15,000	0	0		0
Retirement Security Agreement	0	0	177,400	0	723,000	[1]	723,000	[1]
Death Benefit		0	0	0	500,000		0

Total	$0	$751,495	$1,290,965	$333,168	$1,556,168		$2,654,161

1.	These amounts represent the estimated lump-sum present value of bi-weekly payments which Messrs. Woltz and Gazmarian (or their heirs) would have been entitled to receive pursuant to their respective Retirement Security Agreements in the event of death or disability on September 29, 2007.

2.	These amounts represent the estimated lump-sum present value of monthly payments which Messrs. Woltz and Gazmarian would have been entitled to receive under our disability insurance program, until their respective “normal retirement age” as defined by the Social Security Act, in the event of disability on September 29, 2007.

			Termination
			without Cause
			or for Good
		Termination	Reason after
	Voluntary	without	Change
	Termination	Cause	in Control	Retirement	Death		Disability
James. F. Petelle
Salary Continuation	$0	$0	$150,000	$0	$0		$622,572	[4]
Severance Payment	0	0	150,000	0	0		0
Stock Options	0	0	0	0	0		0
Restricted Stock	0	0	71,715	71,715	71,715		71,715
Benefits	0	0	18,885	0	0		0
Outplacement	0	0	15,000	0	0		0
Retirement Security Agreement	0	0	14,700	0	510,200	[3]	510,200	[3]
Death Benefit	0	0	0	0	500,000		0

Total	$0	$0	$420,300	$71,715	$1,081,915		$1,204,487

			Termination
			without Cause
			or for Good
		Termination	Reason after
	Voluntary	without	Change
	Termination	Cause	in Control	Retirement	Death		Disability
Richard T. Wagner
Salary Continuation	$0	$0	$220,000	$0	$0		$1,424,329	[4]
Severance Payment	0	0	152,949	0	0		0
Stock Options	0	0	31,019	31,019	31,019		31,019
Restricted Stock	0	0	302,149	302,149	302,149		302,149
Benefits	0	0	6,681	0	0		0
Outplacement	0	0	15,000	0	0		0
Retirement Security Agreement	0	0	170,800	0	655,200	[3]	655,200	[3]
Death Benefit	0	0	0	0	500,000		0

Total	$0	$0	$898,598	$333,168	$1,488,368		$2,412,697

3.	These amounts represent the estimated lump-sum present value of bi-weekly payments which Messrs. Petelle and Wagner (or their heirs) would have been entitled to receive pursuant to their respective Retirement Security Agreements in the event of death or disability on September 29, 2007.

4.	These amounts represent the estimated lump-sum present value of monthly payments which Messrs. Petelle and Wagner would have been entitled to receive under our disability insurance program, until their respective “normal retirement age” as defined by the Social Security Act, in the event of disability on September 29, 2007.

DIRECTOR COMPENSATION
     Mr. Woltz III, our CEO, receives no additional compensation for serving on our board of directors. In January, 2007, we increased the quarterly cash retainer we pay to non-employee directors from $7,500 to $10,000, and increased the additional quarterly cash retainer for committee chairmen from $750 to $1,250. In addition, we make an annual grant of restricted stock, with a one-year vesting period, to our non-employee directors on the date of our annual shareholders’ meeting. The value of the annual grant is currently established at $40,000, with the number of shares determined based on our closing price reported on NASDAQ on the date of our annual meeting. We do not pay additional “meeting fees” to directors for attendance at board and committee meetings.
     The following table shows the compensation we provided to our non-employee directors during FY 2007.

			All Other
	Fees Earned or		Compensation
Name	Paid in Cash ($)	Stock Awards ($)[1]	($)[2]	Total ($)
Louis E. Hannen	37,500	$35,900	280	73,680
Charles B. Newsome	37,500	$35,900	280	73,680
Gary L. Pechota	42,000	$35,900	280	78,180
W. Allen Rogers, II	37,500	$35,900	280	73,680
William J. Shields	42,000	$35,900	280	78,180
C. Richard Vaughn	37,500	$35,900	280	73,680
Howard O. Woltz, Jr.	42,000	$35,900	280	78,180

1.	This amount reflects the dollar amount recognized for financial statement reporting purposes for FY 2007, in accordance with SFAS No. 123R. The fair value of 2,338 shares of restricted stock issued to each non-employee director on February 13, 2007 was $40,003 on that date. As of September 29, 2007, each non-employee director had 2,345 restricted shares, due to dividends on these shares paid in the form of additional restricted shares. Restricted shares granted to non-employee directors vest one year after the date of grant. In addition, on September 29, 2007 each non-employee director had the following number of options, all of which are vested: 19,200 for Mr. Hannen; 34,400 for Mr. Newsome; 15,200 for Mr. Pechota; 34,400 for Mr. Rogers; 0 for Mr. Shields; 0 for Mr. Vaughn and 0 for Mr. Woltz, Jr. We have not granted stock options to non-employee directors since July 2004.

2.	This amount reflects dividends paid on restricted shares held by our non-employee directors.

COMPENSATION COMMITTEE INTERLOCKS
     The Executive Compensation Committee includes Messrs. Vaughn, Newsome and Shields, none of whom serve as officers or employees of us or any of our subsidiaries. In addition, none of the members of the Executive Compensation Committee is an executive officer of a company for which an executive officer of Insteel Industries determined compensation matters.
REPORT OF THE AUDIT COMMITTEE
     The Audit Committee consists of three independent Directors, all of whom are “non-employee Directors” (as defined by Rule 16b-3 of the Securities Act of 1834) and “independent” Directors (as defined by applicable Nasdaq rules). The Committee operates under a written charter adopted by our Board of Directors that is available on our website at investor.insteel.com/documents.cfm.
     Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Committee’s responsibility is to monitor and oversee these processes.
     In this context, the Committee has reviewed the audited financial statements for the fiscal year ended September 29, 2007 and has met and held discussions with respect to such audited financial statements with management and Grant Thornton, LLP, the Company’s independent registered public accounting firm. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Committee and Grant Thornton, LLP have discussed those matters that are required to be discussed by Statement on Auditing Standards No. 114 (Communication with Audit Committees).
     Grant Thornton, LLP also provided to the Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed the independence of Grant Thornton, LLP with the Committee.
     Based on the Committee’s review of the audited financial statements, discussions with management and Grant Thornton, LLP, and the Committee’s review of the representations of management and the written disclosures and report of Grant Thornton, LLP, the Committee recommends that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended September 29, 2007 filed with the SEC.
AUDIT COMMITTEE
Gary L. Pechota (Chairman)
Louis E. Hannen
W. Allen Rogers II
     The foregoing Audit Committee Report shall not be incorporated by reference into any of our prior or future filings with the Securities and Exchange Commission, except as otherwise explicitly specified by us in any such filing.

AUDITORS’ FEES AND PRE-APPROVAL POLICIES
Disclosure of Auditors’ Fees
     During the year ended September 29, 2007, the Board of Directors, based upon the recommendation of its Audit Committee, appointed Grant Thornton, LLP as our independent registered public accounting firm. During 2007, the services of the independent registered public accounting firm included the audit of the annual financial statements, a review of our quarterly financial reports to the SEC, services performed in connection with the filing of our proxy statement and our Annual Report on Form 10-K with the SEC, attendance at meetings with our Audit Committee and consultation on matters relating to accounting, financial reporting and tax-related matters. Our Audit Committee approved all services performed by Grant Thornton, LLP in advance of their performance. Grant Thornton, LLP has acted as the independent registered public accounting firm for the Company since its appointment on July 27, 2002. Neither Grant Thornton, LLP nor any of its associates have any relationship to us or any of our subsidiaries except in its capacity as auditors.
     Set forth below is certain information relating to the aggregate fees billed by Grant Thornton, LLP, for professional services rendered for the fiscal years ended September 30, 2006 and September 29, 2007.

Type of Fee	2006	2007
Audit Fees	$282,000	$255,900
Audit-Related Fees	—	—
Tax Fees	$3,700	—
All Other Fees	—	—

Total	$285,700	$255,900

     Audit Fees. Audit Fees include fees for the recurring annual integrated audit of our financial statements, as well as assistance with the review of the quarterly financial reports and other documents filed with the SEC.
     Tax Fees. The Tax Fees billed for 2006 were related to tax compliance and reporting review services, including the review of our federal and state tax returns. The Audit Committee approved these services provided in 2006.
Pre-Approval Policies and Procedures
     Our Board has adopted an Audit Committee Pre-Approval Policy whereby the Audit Committee is responsible for pre-approving all Audit, Audit-Related, Tax and other Non-Audit Related Services to be performed by the independent auditors. The Board of Directors has authorized the Audit Committee Chair to pre-approve any Audit-Related, Tax or other Non-Audit Related Services that are to be performed by the independent auditors that need to be approved between Audit Committee meetings. Such interim pre-approvals shall be reviewed with the full Audit Committee at its next meeting for its ratification. The Audit Committee Pre-Approval Policy is available on our website at investor.insteel.com/documents.cfm.
     The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant’s independence.

SECURITY OWNERSHIP
     The following table shows the number of shares of our common stock, beneficially owned on September 29, 2007 (our fiscal year end) by each of our directors, each of our executive officers, and by all such directors and executive officers as a group. The table also shows the number of shares of restricted stock held by each individual and the number of shares of our common stock that each individual had the right to acquire by exercise of stock options within 60 days after our fiscal year end.

		Shares of	Options
Directors and	Shares of	Restricted	Exercisable
Executive Officers	Common Stock	Stock	Within 60 days	Total	%
Louis E. Hannen	51,046	2,345	19,200	72,591	*
Charles B. Newsome	20,220	2,345	34,400	56,965	*
Gary L. Pechota	16,106	2,345	15,200	33,651	*
W. Allen Rogers II	26,224	2,345	34,400	62,969	*
William J. Shields	13,008	2,345	-0-	15,353	*
C. Richard Vaughn	27,720	2,345	-0-	30,065	*
Howard O. Woltz, Jr	657,473 [1]	2,345	-0-	659,818	3.6
H. O. Woltz III	512,350	43,681	24,743	580,774	3.2
Michael C. Gazmarian	119,279	19,684	6,673	145,636	*
James F. Petelle	-0-	4,671	-0-	4,671	*
Richard T. Wagner	-0-	19,684	6,673	26,357	*
All Directors and Executive Officers as a Group (11 Persons)	1,443,426	104,135	141,289	1,688,850	9.2

1.	Includes 145,838 shares held by a trust for the benefit of Mr. Woltz, Jr., of which he and a bank are trustees sharing voting and investment power.
*	Less than 1%
Section 16(a) Beneficial Ownership Reporting Compliance
     Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, officers and greater than ten percent owners and officers to report their beneficial ownership of our common stock and any changes in that ownership to the SEC. Specific dates for such reporting have been established by the SEC and we are required to report in our proxy statement any failure to file such reporting by the established dates during the last fiscal year. To our knowledge, all of these filing requirements were satisfied by our Directors and officers during the last fiscal year. In making this statement, we have relied on the written representations of our incumbent Directors and officers and copies of the reports that have been filed with the SEC.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Charles B. Newsome, a Director, is Executive Vice President and General Manager of Johnson Concrete Company. During fiscal 2007, Johnson Concrete purchased materials from us valued at $967,000 for use or resale in their normal course of business. C. Richard Vaughn, a Director, is Chairman of the Board and CEO of John S. Clark Company, Inc. During fiscal 2007, we paid John S. Clark $418,000 for construction services.
     Management believes that amounts paid to us and by us in connection with the transactions described above are reasonable and no less favorable to us than would have been paid or received pursuant to arms’ length transactions with unaffiliated parties

     Our general policy is to avoid related-party transactions. Nevertheless, we recognize that there are situations where transactions with related parties might be in our best interests, and therefore in the best interests of our shareholders. These situations could include (but are not limited to) situations where we might obtain products or services of a nature, quantity or quality, or on other terms, that are not readily available from alternative sources or when we provide products or services to related parties on an arm’s length basis on terms comparable to those provided to unrelated third parties or on terms comparable to those provided to employees generally.
     Our Audit Committee Charter requires periodic review of any related-party transactions, and the Committee reviews any such transactions with management and with our independent auditors. Our Board of Directors annually confirms the independence of our outside directors after reviewing the applicable independence standards and the nature and amount of any related-party transactions.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     For fiscal year 2008, Grant Thornton, LLP was selected to serve as our independent registered public accounting firm upon recommendation of the Audit Committee. Management is aware of no direct financial interest or any material indirect financial interest existing between us and Grant Thornton, LLP. A representative from Grant Thornton, LLP is expected to be present at the Annual Meeting of Shareholders and will have the opportunity to make a statement if so desired as well as respond to appropriate questions.
OTHER BUSINESS
     It is not anticipated that there will be any business presented at the Annual Meeting other than the matters set forth in the Notice of Annual Meeting attached hereto. As of the date of this proxy statement, we were not aware of any other matters to be acted on at the Annual Meeting. If any other business should properly come before the Annual Meeting or any adjournment thereof, the persons named on the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgment.
     The Board hopes that Shareholders will attend the Meeting. Whether or not you plan to attend, you are urged to sign, date and complete the enclosed proxy card and return it in the accompanying envelope. A prompt response will greatly facilitate arrangements for the Meeting, and your cooperation will be appreciated. Shareholders who attend the Meeting may vote their Shares even though they have sent in their proxies, although shareholders who hold their shares in “street name” need to obtain a proxy from the brokerage firm or other nominee that holds their shares.
SHAREHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING
Proposals for Inclusion in the Proxy Statement
     Any shareholder desiring to present a proposal to be included in the proxy statement for action at our 2009 Annual Meeting must deliver the proposal to us at our principal executive offices no later than September 15, 2008. In addition, such proposals must comply with the requirements of Rule 14a-8 under the Exchange Act.

Other Business at the Meeting
     Under our bylaws, in order for a shareholder to bring other business before a shareholder meeting which is not intended to be included in the proxy materials for our 2009 Annual Meeting, timely notice must be delivered to, or mailed to and received by, our Secretary at our principal offices not later than October 15, 2007.
     Such notice must include:
•	a brief description of the business desired to be brought before the meeting and the reasons for bringing such business before the meeting;

•	the name and address, as they appear on our books, of each holder of voting securities proposing such business;

•	the class and number shares of our common stock or other securities that are owned of record by such holder; and

•	any material interest of such shareholder in such business.
     These requirements are separate from the requirements a shareholder must meet to have a proposal included in our proxy statement. If a shareholder fails to provide timely and proper notice of a proposal to be presented at the 2009 Annual Meeting, the proxies designated by our Board will have discretionary authority to vote on any such proposal. If the presiding officer at any meeting of shareholders determines that a shareholder proposal was not made in accordance with the bylaws, we may disregard such proposal.
Proposals of a Director Nominee and Related Procedures
     Under our bylaws, in order for a shareholder to nominate a candidate for Director, timely notice must be delivered to, or mailed to and received by, our Secretary at our principal corporate offices not later than October 15, 2008.
     The shareholder filing the notice of nomination must include:
•	the information set forth in the bullets above;

•	the name and address of the person nominated by such shareholder;

•	a representation that such shareholder intends to appear in person or by proxy at such meeting to nominate the person or persons specified in the notice;

•	a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder;

•	any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the SEC promulgated under the Exchange Act; and

•	written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected.

Delivery of Notice of a Proposal
     In each case discussed above, the required notice must be given by personal delivery or by United States certified mail, postage prepaid, to our Secretary, whose address is c/o Insteel Industries, Inc. 1373 Boggs Drive, Mount Airy, North Carolina 27030.
The Company’s Bylaws
     The foregoing procedures are set forth in our amended bylaws, dated September 18, 2007. Any shareholder desiring a copy of our bylaws will be furnished one without charge upon written request to our Secretary. A copy of the amended bylaws is filed as an exhibit to our Form 8-K filed with the SEC on September 21, 2007, and is available at the SEC’s Internet website (www.sec.gov) and our website at investor.insteel.com/documents.cfm.
EXPENSES OF SOLICITATION
     We will bear the costs of solicitation of proxies. In addition to the use of the telephone, internet or mail, proxies may be solicited by personal interview, telephone and telegram by our Directors, officers and employees and no additional compensation will be paid to such individuals. Arrangements may also be made with the stock transfer agent and with brokerage houses and other custodians, nominees and fiduciaries that are record holders of Shares for the forwarding of solicitation material to the beneficial owners of Shares. We will, upon the request of any such entity, pay such entity’s reasonable expenses for completing the mailing of such material to such beneficial owners.
ANNUAL REPORT AND FINANCIAL STATEMENTS
     Our Annual Report to Shareholders for the fiscal year ended September 29, 2007, which contains financial statements and other information, is being mailed to shareholders with this proxy statement, but it is not to be regarded as proxy soliciting material.
     A copy of our Annual Report on Form 10-K filed with the SEC may be obtained, without charge, by any Shareholder upon written request to Michael C. Gazmarian, Vice President, Chief Financial Officer and Treasurer, Insteel Industries, Inc., 1373 Boggs Drive, Mount Airy, North Carolina 27030; provided however, that a copy of the Exhibits to such Annual Report on Form 10-K, for which there may be a reasonable charge, will not be supplied to such Shareholder unless specifically requested.
By Order of the Board of Directors
James F. Petelle, Secretary
Mount Airy, North Carolina
January 15, 2008

EXHIBIT A
Charter of the Executive Compensation Committee of the Board of Directors
I. PURPOSE
The Executive Compensation Committee establishes compensation policies, plans, and performance goals, as well as specific compensation levels, for the Company’s directors and executive officers. The Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to succession planning as well as overall compensation policies for all Company employees, including adequacy and competitiveness of benefits. The Committee is responsible for producing an annual report on executive compensation for inclusion in the Company’s proxy statement.
II. ORGANIZATION AND MEMBERSHIP
1.	The Committee will be comprised solely of at least three independent directors designated annually in February by the Board. The board also designates the Committee Chairman annually. Members of the Compensation Committee will be considered independent if they meet the criteria for independence required by NASDAQ. Members of the Committee may be replaced at the discretion of the Board.

2.	The Committee has the sole authority and responsibility to retain independent compensation consultants, counsel, accountants, and other advisors at the expense of the Company and shall have the sole authority to approve the fees and other retention terms of such advisors.

3.	The Committee may form and delegate authority to subcommittees when appropriate.

4.	The Committee Chairman will ensure that accurate minutes of each meeting are prepared and circulated to Committee members.
III. RESPONSIBILITIES AND DUTIES
In carrying out its responsibilities, the Committee believes that its policies and procedures should remain flexible in order to react to changing conditions and to ensure the effective oversight of the Company’s compensation programs. Specific responsibilities and duties of the Committee include:

1

Compensation
1.	Annually review and approve, for the CEO and the executive officers, annual base salary, annual incentive opportunity, long-term incentive opportunity, employment and severance arrangements, change in control arrangements and provisions, and any special or supplemental benefits, in each case when and as appropriate. Review and approve any officer severance agreement outside of normal practice.

2.	Annually review and make recommendations to the Board with respect to the compensation of all non-management directors, including the Chairman (if different from the CEO and not a member of management), including cash compensation, expense reimbursement policies, and awards pursuant to incentive and equity-based compensation plans. A majority of the Board’s independent directors must approve any recommendation related to director compensation. It is the company’s policy that directors not be paid consulting or similar fees by the Company, and any exception to this policy shall require the approval of the Committee.

3.	Review and approve other management participants in stock-based compensation programs and the awards to be provided there under.
Stock-Based Compensation and Other Benefit Programs
1.	Recommend the terms of, and any amendments to, any stock based compensation program including restricted stock awards, stock option grants, SAR’s and the like.

2.	Approve the terms of and participants in the SERP Plan. Approve the terms of and participants covered by Severance Agreements and/or change in Control Agreements.

3.	Periodically review the Company’s other major benefit plans offered to all employees, such as medical coverage and retirement plans.

2

General
1.	Make regular reports to the Board.

2.	Attempt to ensure that Company compensation policies comply with section 162(m) of the Internal Review Code, permitting deductibility of compensation to any individual in excess of $1,000,000.

3.	As a matter of policy, the Company does not loan money to officers or directors.

4.	Periodically review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

5.	Annually review, edit, and approve the “Report of the Compensation Committee” for the Proxy Statement.

6.	Recommend to the Board the appointment of the Employee Benefit Committee and any other benefit-plan trustees required to be appointed by the Board.

3

ANNUAL MEETING OF SHAREHOLDERS OF
INSTEEL INDUSTRIES, INC.
February 19, 2008
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

■ 20300000000000001000 4                                                                                                                 021908

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

1. Election of Three Directors

NOMINEES:
☐	FOR ALL NOMINEES	¡ ¡	Gary L. Pechota W. Allen Rogers II
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡	William J. Shields

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

2.	To vote, in the discretion of said agents and proxies, upon such other business as may properly come before the meeting or any adjournment thereof.
          Whether or not you plan to attend the Annual Meeting, you are urged to complete, date and sign this proxy and return it in the accompanying envelope. A vote “FOR” all director nominees is recommended by the Board of Directors.
The undersigned understands that the shares of Common Stock represented by this proxy will be voted as specified and if no choice is specified, the proxy will be voted FOR the election of all nominees for director. If any other business is properly presented at the Annual Meeting or any adjournment thereof, this proxy will be voted in the discretion of the agents appointed herein.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note: ■	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give Full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY
INSTEEL INDUSTRIES, INC.
1373 Boggs Drive — Mount Airy, North Carolina 27030
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON
February 19, 2008
This Proxy is being solicited on behalf of the Board of Directors of the Company.
          The undersigned, having received notice of the Annual Meeting of Shareholders and the Board of Directors’ proxy statement therefor, and revoking all prior proxies, hereby appoint(s) Howard O. Woltz, Jr. and H. O. Woltz, III, and each of them, as agents and proxies of the undersigned (with full power of substitution in them and each of them) for and in the name(s) of the undersigned to attend the Annual Meeting of Shareholders of Insteel Industries, Inc. (the “Company”) to be held at the Cross Creek Country Club, 1129 Greenhill Road, Mount Airy, North Carolina 27030, on Tuesday, February 19, 2008, at 10:00 a.m. local time, and any adjournments thereof, and to vote and act upon the following matters proposed by the Company in respect of all shares of Common Stock of the Company which the undersigned is entitled to vote or act upon, with all the powers the undersigned would possess if personally present. In their discretion, the proxy holders are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof. The shares represented by this proxy will be voted as directed by the undersigned. If no direction is given with respect to any election to office, this proxy will be voted as recommended by the Board of Directors. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing.
(Continued and to be signed on the reverse side.)